CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Alphatrade.com a Nevada corporation (the "Registrant"), SEC File No.0-25631, to be filed on or about December 16, 1999, covering the registration and issuance of common stock to two individual consultants and 2,000,000 shares pursuant to an Employee Stock Incentive Plan

Ladies and Gentlemen:

          We hereby consent to the use of our report prepared for Alphatrade.com for January 15, 1999 and the year ended December 31, 1998, dated February 8, 1999, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

Yours very sincerely,

/s/ Jones, Jensen & Company

Jones, Jensen & Company

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